FOR IMMEDIATE RELEASE
                                                   ---------------------

                                            CONTACT:  Richard L. Little
                                                      Chief Financial Officer
                                                      (949) 225-7360
                                                      Email: rlittle@alyn.com

ALYN CORPORATION (LOGO)
Passion and Excellence                                    A NASDAQ Company
In Materials                                               (ALYN)



                 ALYN CORPORATION ANNOUNCES IT HAS CONCLUDED
                       $7.5 MILLION IN NEW EQUITY FUNDING

      IRVINE, CALIFORNIA (October 1, 1999) - Alyn Corporation (Nasdaq: ALYN), an advanced metal matrix composite technology company, today announced it has reached agreement for $7.5 million in new funding. The net proceeds of approximately $7.4 million will be used for working capital.

      The funding, provided by two Fleming Asset Management funds, is in the form of a Series C Convertible Preferred Stock. The Series C is convertible into shares of Common Stock at a price of $3.00 per share (an approximately 9% premium over the Company's closing share price on September 30, 1999). The Closing is scheduled for October 5, 1999. The Company also announced that it has renegotiated certain provisions of its outstanding 6% Exchangeable Note issued to Talisman Capital on March 10, 1999 and of its Series B Exchangeable Preferred Stock issued to AMRO International and related parties on March 17, 1999. The terms of the Exchangeable Note were amended to include, among other elements, a $2.00 floor to the market price-based conversion feature. The Series B Exchangeable Preferred Stock is converting all of its Preferred Stock into 626,959 shares of Common Stock, to take place as of the Series C closing date.

      The Company's management team is very pleased to have established a long-term relationship with, and have the support of, Fleming Asset Management. Flemings, based in the United Kingdom, carries out the investment management activities of Robert Fleming Holdings Limited, a privately owned global merchant bank. Together with Jardine Fleming, a wholly



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                  16761 Hale Avenue, Irvine, CA 92606-5006 USA
            http://www.alyn.com (USA) http://www.alyn.co.uk (Europe) owned subsidiary of Robert Fleming, and its joint venture with T. Rowe Price, Rowe-Price Fleming, Fleming Asset Management has over $113 billion under management in 18 offices throughout the world.

      Alyn Corporation produces Boralyn, a unique metal matrix composite material that is lighter than aluminum, stronger than titanium and has better wear properties than steel, with principal applications in the nuclear, aerospace, automotive, computer hardware and sporting goods industries.

      For additional information, contact Richard L. Little, Alyn
Corporation, (949) 225-7360 or email: RLITTLE@ALYN.COM.

      Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements in this news release and oral statements which may be made by representatives of the Company relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Federal Securities Laws. These forward-looking statements are subject to significant risks and uncertainties, including without limitation those identified in the section of the Form 10-Q for the quarter ended June 30, 1999 entitled "Factors That May Affect Future Results and Financial Condition" and in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission (the "SEC"). Such risks and uncertainties may cause actual results to differ materially and adversely from those discussed in such forward-looking statements. The forward-looking statements within this news release, any oral statements made by representatives of the Company, and Forms 10-Q and 10-K are identified by words such as
"believes," "anticipates," "expects," "intends," "may" and other similar expressions. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring subsequent to this news release or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the Company. Readers are urged to carefully review and consider the various disclosures made by the Company in its filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and its Annual Report on Form 10-K for the year ended December 31, 1998, that attempt to advise interested parties of certain risks, uncertainties and other factors that may affect the Company's business.



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                 16761 Hale Avenue, Irvine, CA 92606-5006 USA
             http://www.alyn.com (USA)  http://www.alyn.co.uk  (Europe)